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[LOGO, THOMASTON FABRICS]             NEWS
                                    RELEASE

                             SECOND QUARTER REPORT
                                      1996

TO THE SHAREHOLDERS:

Markets for textile products have been difficult, and Thomaston Mills' results for the quarter ended December 30, 1995 were disappointing.

Sales for the quarter were $61,385,000, down 8 per cent from the year before, and the Company experienced an after tax loss for the quarter of $902,000, or $.14 per share. For the six months, sales were $129,981,000, down 4 per cent, and the Company lost $322,000, or $.05 per share.

Low capacity utilization in consumer products and sales yarn caused per unit fixed cost to rise sharply during the quarter, and prices were not adequate to offset higher raw material costs, which were significantly higher than the year before. Denim sales were also not as strong as planned.

Current conditions are a classic example of why it is important for a textile company to maintain a strong balance sheet. Thomaston Mills has one of the strongest balance sheets in the textile industry and is well prepared to weather the current storm. We are hopeful that the current textile slowness is short term. We have imposed strict cost control measures and will make every effort to return the Company to profitability as soon as possible.

Long term we continue very optimistic about the prospects for Thomaston Mills. We are continuing to invest in state-of-the-art equipment that will keep Thomaston Mills competitive in the future. We are fast becoming the low cost producer, and we are positioning the Company's product lines into less import sensitive markets. We have also strengthened our sales and marketing functions with the addition of styling and marketing talent in New York.

As market conditions improve and supply and demand for our products become more balanced, Thomaston Mills' sales and earnings should rebound.

Sincerely,

/s/ Neil H. Hightower

Neil H. Hightower
President and CEO

January 23, 1996             THOMASTON MILLS, INC.
                              Post Office Box 311
                            THOMASTON, GEORGIA 30286
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                             THOMASTON MILLS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                          DEC. 30,         DEC. 31,         DEC. 30,         DEC. 31,
                                                            1995             1994             1995             1994
 --------------------------------------------------------------------------------------------------------------------
 Net sales                                               $  61,385        $  67,051        $ 129,981        $ 135,606
 Cost of Sales                                              57,244           61,628          119,246          124,176
 --------------------------------------------------------------------------------------------------------------------
                                                             4,141            5,423           10,735           11,430
 Selling, general and administrative expenses                4,918            4,645           10,001            9,310
 Other income (expense)                                        113              108              313              225
 --------------------------------------------------------------------------------------------------------------------
                                                              (664)             886            1,047            2,345
 Interest expense                                              791              726            1,566            1,449
 --------------------------------------------------------------------------------------------------------------------
 Income (loss) before income taxes                          (1,455)             160             (519)             896
 Provision for income taxes (benefit)                         (553)              62             (197)             346
 --------------------------------------------------------------------------------------------------------------------
 Net income (loss)                                       $    (902)       $      98        $    (322)       $     550
 ====================================================================================================================

 Average Number Shares                                   6,537,196        6,499,258        6,536,603        6,534,293
   Net income (loss) per share                           $ (0.1400)       $  0.0200        $ (0.0500)       $  0.0800
   Dividends paid per share                              $  0.0725        $  0.0700        $  0.1450        $  0.1400


                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                                         DEC. 30,           DEC. 31,
                                                                                           1995               1994
 --------------------------------------------------------------------------------------------------------------------
 ASSETS
 Current Assets
   Cash and cash equivalents                                                            $  1,380             $  1,767
   Accounts receivable                                                                    39,612               41,002
    Less allowance for uncollectible accounts                                               (415)                (415)
   Inventories                                                                            44,736               39,384
   Other current assets                                                                    1,476                1,042
 --------------------------------------------------------------------------------------------------------------------
                        Total Current Assets                                              86,789               82,780

 Property, Plant and Equipment                                                           224,452              213,592
   Less allowance for depreciation                                                      (137,101)            (129,788)
 Other assets                                                                              1,385                  590
 --------------------------------------------------------------------------------------------------------------------
                                                                                        $175,525             $167,174
 ====================================================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current Liabilities
   Accounts payable                                                                     $  8,244             $  8,518
   Accrued liabilities                                                                     5,107                4,783
   Federal and state income taxes                                                              0                   80
   Current portion of capital lease obligations                                              455                  416
   Current portion of long-term debt                                                       2,748                1,806
 --------------------------------------------------------------------------------------------------------------------
                        Total Current Liabilities                                         16,554               15,603

 Obligations under capital leases                                                          1,075                1,561
 Long-term debt                                                                           41,455               35,004
 Deferred income taxes                                                                     7,233                6,571
 Other liabilities                                                                           148                  103
 Shareholders' Equity                                                                    109,060              108,332
 --------------------------------------------------------------------------------------------------------------------
                                                                                        $175,525             $167,174
 ====================================================================================================================


Note: As previously reported, in the first quarter of fiscal 1995 the Company changed from the FIFO to the LIFO method of accounting for purchased cloth and yarn. The cumulative effect of this change was not determinable. The effect of this change on the quarter and six months was to decrease net income by approximately $172,000 ($.03 per share) and $295,000 ($.05 per share) respectively.